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Monday, August 09, 1999

Mr. Hank Byun
Director, Product Innovation Lab
Samsung Electronics
105 Challenger Road
Ridgefield Park, NJ  07660

Subject:  Summus Ltd. and High Speed Net Solutions (HSNS) Relationship

Dear Hank:

Per your request the following letter outlines the relationship between Summus Ltd. and HSNS as it relates to our current discussions with Samsung.

Summus and HSNS have signed a Marketing License Agreement (MLA) which provides to HSNS certain exclusive and non-exclusive marketing rights to selected products. These products include the current version of: 1) wavelet still image "4U2C"; 2) video e-mail "MaxxNotes"; 3) wavelet streaming video. Rights vary by product, for example, HSNS has exclusive rights for "Direct Marketing" of video e-mail, and a non-exclusive marketing right in other channels. There are further clauses which set terms and conditions for OEM deals and allow HSNS to bring technology deals to Summus. At all times, Summus retains ownership and control of it's technology, and sets the terms and conditions for sub-licensing.

In the case of Samsung, Summus and HSNS have entered into an additional brief agreement stipulating that HSNS brought the Samsung opportunity forward, and they will receive compensation in the form of an "agents" agreement of approximately 18% of revenue from Samsung for items not covered by the MLA. HSNS has no license rights or sub-license rights to enter into technology agreements. They may only handle products as defined in the agreement.

Therefore, Summus and HSNS are cooperating to "win" the Samsung business. HSNS will be appropriately compensated for bringing forward the opportunity. But, all technology agreements must be negotiated with Summus and any agreement with Samsung will be signed by all three parties.

Regarding the e-mail from Mr. Kyoungbum Park, it was inappropriate for him to comment on the Summus proposal. Mr. Park is not a principal or executive in either Summus or

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HSNS. Mr. Park has entered into an agreement with HSNS to receive a "finders fee" for the Samsung opportunity equivalent to 4% of revenue. Mr. Park is not our representative nor intermediary and should not receive copies of our confidential proposals or communications. Mr. Park has not executed nor will he be granted a Confidential Disclosure Agreement with Summus Ltd.

At the appropriate time, we would be glad to provide you copies of any existing agreements as necessary.

We hope that this information meets your requirements and that you will continue to favorably view the Summus Proposal of August 6, 1999.

Please feel free to contact me with any questions.

Sincerely,


/s/ W.B. Silvernail                         /s/ Michael M. Cimino
-----------------------                     ------------------------------
W. Bradford Silvernail                      Michael Cimino
Chief Executive Officer                     Chairman
Summus Ltd.                                 High Speed Net Solutions, Inc.



Cc:  Dr. Bjorn Jawerth